RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                    Company

                        RESIDENTIAL FUNDING CORPORATION
                                Master Servicer

                       Mortgage Pass-Through Certificates
                                Series 1998-S17


                       Supplement dated August 27, 1998
                                      to
                 Prospectus Supplement dated August 24, 1998
                                       and
                        Prospectus dated July 23, 1998


Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated August 24, 1998 (the "Prospectus Supplement").


      The Class A-12 Certificates, Class A-13 Certificates and Class A-14 Certificates offered under the Prospectus Supplement shall be collectively referred to as the "Retail Certificates".

      The Senior Certificates (other than the Variable Strip Certificates and Principal Only Certificates), including the Retail Certificates, are subject to various priorities for payment of principal, as described herein. The Retail Certificates, would not be an appropriate investment for any investor requiring a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions. Investors in the Retail
Certificates should also be aware that the market value of the Retail Certificates could vary significantly during the period the Retail Certificates are outstanding. The length of time that the Retail Certificates may be outstanding may vary significantly based on the amount and timing of prepayments on the Mortgage Loans.

      The second sentence in the fourth paragraph under the caption entitled "Description of the Certificates--General" in the Prospectus Supplement shall be replaced by the following:

            The DTC Registered Certificates (other than the Retail Certificates) will be issued in minimum denominations of $25,000 and integral multiples of $1 in excess thereof and the Retail Certificates will be issued in minimum denominations of $1,000 and integral multiples of $1 in excess thereof.

Special Prepayment Considerations

      Retail Certificates: IN ADDITION TO THE CONSIDERATIONS SET FORTH IN THE PROSPECTUS SUPPLEMENT, INVESTORS IN THE RETAIL CERTIFICATES

                             Salomon Smith Barney




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SHOULD BE AWARE THAT SUCH CERTIFICATES MAY NOT BE AN APPROPRIATE  INVESTMENT FOR
ALL PROSPECTIVE INVESTORS. The Retail Certificates would not be an appropriate investment for any investor requiring a distribution of a particular amount of principal or interest on a specific date or dates or an otherwise predictable stream of cash payments. The timing of such distributions may have a significant effect on an investor's yield on such Certificates if the Certificate is purchased at a discount or a premium.

      Additionally, investors in the Retail Certificates should be aware that such Certificates have a later priority of payment with respect to principal in relation to certain other classes of Senior Certificates. This later priority of payment makes the Retail Certificates particularly sensitive to the rate and timing of principal prepayments. If prepayments on the Mortgage Loans occur at a higher rate than anticipated, the weighted average lives of the Retail Certificates may be shortened. Conversely, if prepayments on the Mortgage Loans occur at a lower rate than anticipated, the weighted average lives of the Retail Certificates may be extended.

Special Yield Considerations

      INVESTORS IN THE RETAIL CERTIFICATES, SHOULD BE AWARE THAT
SUCH CERTIFICATES MAY NOT BE AN APPROPRIATE INVESTMENT FOR ALL
PROSPECTIVE INVESTORS. Prospective investors in the Retail Certificates should be aware that the market value of such Certificates could vary significantly during the period such Certificates are outstanding. As a result, an investor could suffer a significant loss on its investment if the investor sells such Certificate rather than holding it until it is retired.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS
AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ
IN CONJUNCTION THEREWITH.

UNTIL NOVEMBER 26, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE RETAIL CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.






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